                                                                            EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
April 17, 2007		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE ANNOUNCES
FIRST QUARTER 2007 OPERATING RESULTS

STANLEYTOWN, VA, April 17, 2007/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for the first quarter of 2007. Earnings were within management’s guidance range provided in January 2007.

Net sales of $75.1 million decreased 10.1% from the first quarter of 2006. Earnings per share of $.15 compares to $.43 in the year-ago quarter. Both sales and earnings were at record levels in the first quarter of last year.

Operating income declined to $3.1 million, or 4.1% of net sales, in the first quarter of 2007 from $8.6 million, or 10.3% of net sales, in the first quarter of 2006. Lower margins resulted from lower sales and production levels, operating inefficiencies and higher raw material and compensation costs. These factors were partially offset by lower performance based compensation expense due to lower earnings.

Cash flow from operations together with cash on hand was used to repurchase 335,731 shares of the Company’s common stock for $7.3 million and pay cash dividends of $1.1 million in the first quarter of 2007. Working capital, excluding cash and current maturities of long-term debt, decreased $1.8 million during the first quarter of 2007 primarily due to a reduction in inventories. Approximately $25.3 million is currently authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock.

Business Outlook

“Our business has stabilized over the past few months and we experienced little change in overall sales trends since late last year”, commented Jeffrey R. Scheffer, President and Chief Executive Officer. “While we are disappointed with lower sales and earnings, we believe this is consistent with current industry-wide conditions.”

“Near term, we will continue to focus on controlling costs and inventories, and improving our product offerings. Longer term, we remain focused on reducing costs, eliminating waste, and improving productivity, quality, and service through our continuous improvement efforts applying lean business principles,” concluded Scheffer.

Management offers the following guidance. This guidance excludes any potential receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”) involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China. As previously announced, the Company anticipates recording a charge to earnings ($6.0 million to $6.5 million, pre-tax) upon final termination of the Company’s defined benefit pension plan in the second quarter of 2007.

Total year 2007 guidance:

•	Net sales are expected to be in the range of $300 million to $315 million, compared to $307.6 million in 2006.
•	Operating income is expected to be in the range of $18.5 million to $21.0 million (excluding a pre-tax charge to earnings of $6.0 million to $6.5 million for the pension plan termination).
•
Earnings per share are expected to be in the range of $1.00 to $1.15 (excluding a charge to earnings of $.37 to $.40 for the pension plan termination) compared to $1.17 for 2006, excluding income from CDSOA.

Second quarter ending June 30, 2007 guidance:

•	Net sales are expected to be in the range of $69 million to $73 million, compared to sales of $77.5 million in the second quarter of 2006.
•	Operating income is expected to be in the range of $3.8 million to $4.4 million (excluding a pre-tax charge to earnings of $6.0 million to $6.5 million for the pension plan termination).
•	Earnings per share are expected to be in the range of $.19 to $.23 (excluding a charge to earnings of $.37 to $.40 for the pension plan termination) compared to $.32 in the year-ago quarter.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Wednesday morning, April 18, 2007 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through April 26, 2007) is (877) 660-6853, the account reference number is 275 and the conference number is 234375.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes to consumer tastes and fashions in a timely manner, environmental compliance costs and extended business interruption at manufacturing facilities.

Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	April 1,
	2007	2006

Net sales	$75,108	$83,524

Cost of sales	61,614	63,766

Gross profit	13,494	19,758

Selling, general and administrative expenses	10,415	11,128

Operating income	3,079	8,630

Other income (expense), net	(68)	93
Interest income	27	110
Interest expense	517	524
Income before income taxes	2,521	8,309

Income taxes	845	2,917
Net income	$1,676	$5,392

Diluted earnings per share	$0.15	$0.43

Weighted average number of shares	10,994	12,567

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	April 1,	Dec 31,
	2007	2006	2006

Assets
Current assets:
Cash	$2,332	$21,918	$6,269
Accounts receivable, net	35,314	40,234	32,260
Inventories	56,267	65,117	59,364
Prepaid expenses and other current assets	925	957	2,085
Deferred income taxes	3,817	2,482	3,928

Total current assets	98,655	130,708	103,906

Property, plant and equipment, net	48,571	49,511	49,159
Goodwill	9,072	9,072	9,072
Other assets	223	6,984	541

Total assets	$156,521	$196,275	$162,678

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$2,857	$2,857
Accounts payable	17,053	16,463	17,789
Accrued expenses	12,431	14,778	11,224

Total current liabilities	32,341	34,098	31,870

Long-term debt	5,714	8,571	5,714
Deferred income taxes	7,257	9,974	7,422
Other long-term liabilities	7,976	6,793	8,025

Stockholders' equity	103,233	136,839	109,647

Total liabilities and stockholders' equity	$156,521	$196,275	$162,678

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	April 1,
	2007	2006
Cash flows from operating activities:
Cash received from customers	$72,016	$80,251
Cash paid to suppliers and employees	(66,003)	(68,651)
Interest received	16	110
Income taxes paid, net	(511)	(495)
Net cash provided by operating activities	5,518	11,215

Cash flows from investing activities:
Capital expenditures	(1,126)	(216)
Other, net		(17)
Net cash used by investing activities	(1,126)	(233)

Cash flows from financing activities:
Purchase and retirement of common stock	(7,252)	(1,252)
Dividends paid	(1,077)	(982)
Tax benefit from exercise of stock options		161
Proceeds from exercise of stock options		453
Net cash used by financing activities	(8,329)	(1,620)

Net increase (decrease) in cash	(3,937)	9,362
Cash at beginning of period	6,269	12,556

Cash at end of period	$2,332	$21,918

Reconciliation of net income to
net cash provided by operating activities:
Net income	$1,676	$5,392

Adjustments to reconcile net income
to net cash used by operating activities:
Depreciation and amortization	1,532	1,464
Deferred income taxes	(55)	(210)
Stock-based compensation	114	72
Tax benefit from exercise of stock options		(161)
Other	194	6
Changes in working capital	1,755	4,379
Other assets	351	312
Other long-term liabilities	(49)	(39)
Net cash provided by operating activities	$5,518	$11,215